Exhibit 4.8

PATENT LICENSE AGREEMENT

Place of Signing: Shanghai

Patent Owner (Party A): WIPO (Shanghai) New Energy Co., Ltd.

Licensee (Party B): Jiaozuo Weisa Technology Co., Ltd

Article 1 — Recitals

Party A is the lawful patent owner of the patent(s) detailed in the Appendix, and the said patent(s) are currently in valid and effective status. Party B, due to its production and operational needs, wishes to obtain a license to use the said patent(s). Party A agrees to grant Party B the relevant rights in accordance with this Agreement. Both Parties have clearly confirmed the technical content, legal status, and scope of the patent license and voluntarily enter into this Agreement to jointly observe the applicable laws, regulations, and agreed terms.

Article 2 — Scope of License

The license scope is limited to use in the licensed products of Jiaozuo Weisa Technology Co., Ltd only. The licensee shall not use the patent for any purposes other than the agreed scope, nor shall it transfer or sub-license the patent to any third party (unless with the prior written consent of Party A).

Article 3 — License Term

3.1 The license term under this Agreement shall commence on December 1, 2023 and expire on November 30, 2026.

3.2 If, prior to the expiry of the license term, the patent expires, is declared invalid, or lapses due to Party A’s failure to pay the annual maintenance fee, this Agreement shall automatically terminate. Party B shall not be required to pay any subsequent license fee, but any fees already paid shall not be refunded (unless otherwise agreed by the Parties).

3.3 Within thirty (30) days prior to the expiry of the license term, if both Parties intend to renew this Agreement, a separate written supplementary agreement shall be entered into. If the Agreement is not renewed, it shall automatically terminate upon expiry, and Party B shall cease use of the patent within fifteen (15) days of termination (including cessation of production and sale of products incorporating the patented technology, and destruction of related production molds and tooling).

Article 4 — Patent License Fee and Payment Method

4.1 License Fee

The total license fee payable by Party B to Party A is RMB ****** (CNY ******).

[Price Confidential Treatment Requested

4.2 Payment Details

Beneficiary Bank: ***

Account Name: WIPO (Shanghai) New Energy Co., Ltd.

Account No.: ***

Article 5 — Provision of Technical Documentation and Technical Guidance

5.1 Within ten (10) days after execution of this Agreement, Party A shall provide Party B with the following technical documentation (all of which shall bear Party A’s official seal or be signed and confirmed by an authorized representative):

(a) a copy of the patent certificate and a copy of the current year’s maintenance fee payment voucher;

(b) one (1) clear electronic copy and one (1) paper copy each of the patent specification, claims, and drawings (if any); and

(c) a brief operational description relevant to the use of the patent (covering, as applicable, equipment use and process parameters).

5.2 Party B shall properly safeguard the technical documentation provided by Party A and shall not disclose the same to any third party, nor use it for any purpose beyond the scope of the license under this Agreement. Upon termination of this Agreement, Party B shall, within fifteen (15) days, return all paper technical documentation to Party A, or destroy the same with Party A’s consent (and provide proof of destruction), and simultaneously delete all electronic copies of the documentation.

Article 6 — Patent Maintenance and Infringement Handling

6.1 Patent Maintenance

During the term of this Agreement, the annual maintenance fees for the patent and any late payment surcharges (if incurred due to Party A’s delayed payment) shall be borne by Party A. Where it is necessary to process changes to patent bibliographic items, patent evaluation reports, or similar matters, the relevant costs shall be borne by Party A.

6.2 Infringement by Third Parties

If Party B discovers that a third party is infringing the patent within the licensed territory (such as producing or selling products incorporating the patented technology without authorization), Party B shall notify Party A in writing within three (3) days of such discovery (and shall provide evidence including the name of the infringer, infringing product information, and the location of the infringing activity).

Within fifteen (15) days of receiving the infringement notice, Party A shall decide whether to take legal action (such as sending a cease-and-desist letter, filing a lawsuit, or petitioning for administrative enforcement). If Party A elects to enforce its rights, Party B shall provide necessary assistance (such as supplying samples of the infringing products and cooperating with investigation and evidence collection). The legal fees, litigation costs, and other expenses incurred in the enforcement action shall be borne by Party A, and any compensation recovered from the enforcement action shall belong to Party A.

6.3 Breach by Licensee

If, due to Party B’s use of the patent beyond the licensed scope or unauthorized transfer or sub-licensing, a third party’s rights are infringed, the relevant legal liability and compensation shall be borne by Party B and shall be unrelated to Party A.

Article 7 — Confidentiality

Both Parties shall maintain confidentiality with respect to the entire contents of this Agreement (including the license fee amount, licensing method, and technical documentation) and any trade secrets of the other Party (such as production data, customer information, and financial information) learned during the performance of this Agreement.

Article 8 — Default Liability

8.1 Late Payment by Licensee

If Party B fails to pay the license fee as stipulated in Article 4 of this Agreement, Party B shall pay Party A liquidated damages at the rate of one per mille (0.1%) of the overdue amount for each day of delay. If the delay exceeds thirty (30) days, Party A shall have the right to unilaterally terminate this Agreement and require Party B to pay all outstanding license fees and liquidated damages; simultaneously, Party B shall cease use of the patent.

8.2 Title Defects

If the patent provided by Party A suffers from a defect in title (such as Party A not being the lawful patent owner, or the patent having lapsed without disclosure), resulting in Party B being unable to use the patent normally or being subject to third-party claims, Party A shall refund all license fees paid by Party B and compensate Party B for the losses suffered as a result (including production shutdown losses and third-party claim amounts).

Article 9 — Dispute Resolution

The execution, performance, interpretation, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of the Hong Kong, Macau, and Taiwan regions).

Any dispute arising between the Parties during the performance of this Agreement shall first be resolved through friendly negotiation. If negotiation fails, either Party shall have the right to file a lawsuit with the competent people’s court at Party A’s domicile or the people’s court having jurisdiction at the place of signing of this Agreement.

During the period of dispute resolution, the Parties shall continue to perform the remaining provisions of this Agreement, except for the matters in dispute.

Article 10 — Miscellaneous

10.1 Effectiveness

This Agreement shall become effective upon being signed (for individuals) or sealed (for enterprises, with the official seal affixed and signed by the legal representative or authorized representative) by both Parties.

10.2 Counterparts

This Agreement is executed in two (2) copies, with Party A holding one (1) copy and Party B holding one (1) copy, each having the same legal effect.

10.3 Amendments

Any amendment to this Agreement shall be made in the form of a written supplementary agreement signed by both Parties. The supplementary agreement shall have the same legal effect as this Agreement. In the event of any conflict between the supplementary agreement and this Agreement, the supplementary agreement shall prevail.

Signature Page

Patent Owner (Party A): WIPO (Shanghai) New Energy Co., Ltd. (Seal): ______________________	Licensee (Party B): Jiaozuo Weisa Technology Co., Ltd (Seal): ________________________
Legal Representative / Authorized Representative (Signature): _____________________	Legal Representative / Authorized Representative (Signature): ________________________
Date: ____________________	Date: ____________________

Patent Details of WIPO (Shanghai) New Energy Technology Co., Ltd.

Software Copyright:

No.	Name		Right Holder	First Publication Date	Registration mark	Date of record	Protection period until
1	11千瓦车载无线通讯系统V1.0	11kW Onboard Wireless Communication System V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-01-16	2019SR0574105	2019-06-05	2069-12-31
2	7.5千瓦车载无线通讯系统V1.0	7.5kW Onboard Wireless Communication System V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-01-12	2019SR0574094	2019-06-05	2069-12-31
3	机器人无线通讯系统V1.0	Robot Wireless Communication System V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-01-17	2019SR0574112	2019-06-05	2069-12-31
4	威泊新能源汽车欧标无线充电管理系统软件V1.0	Wipo New Energy Vehicle European Standard Wireless Charging Management System Software V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-30	2020SR0179700	2020-02-26	2069-12-31
5	威泊新能源汽车CAN总线控制系统软件V1.0	Wipo New Energy Vehicle CAN Bus Control System Software V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-15	2020SR0179705	2020-02-26	2069-12-31
6	威泊无线基于GPRS电动汽车充电桩控制系统软件V1.0	Wipo Wireless GPRS-based Electric Vehicle Charging Pile Control System Software V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-08	2020SR0181699	2020-02-26	2069-12-31
7	威泊新能源汽车无线充电系统软件V1.0	Wipo New Energy Vehicle Wireless Charging System Software V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-19	2020SR0181150	2020-02-26	2069-12-31
8	威泊无线充电设备综合效率优化管理系统软件V1.0	Wipo Wireless Charging Equipment Comprehensive Efficiency Optimization Management System Software V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-25	2020SR0177409	2020-02-26	2069-12-31
9	威泊AGV无线充电系统软件V2.0	Wipo AGV Wireless Charging System Software V2.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-10-07	2020SR0177421	2020-02-26	2069-12-31
10	威泊无人机无线充电系统软件V2.0	Wipo UAV Wireless Charging System Software V2.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-10-19	2020SR0177415	2020-02-26	2069-12-31
11	威泊新能源汽车美标无线充电管理系统软件V1.0	Wipo New Energy Vehicle American Standard Wireless Charging Management System Software V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-21	2020SR0177434	2020-02-26	2069-12-31
12	威泊无线新能源汽车电源管理系统V1.0	Wipo Wireless New Energy Vehicle Power Management System V1.0	WIPO (Shanghai) New Energy Co., Ltd.	2019-11-18	2020SR0177427	2020-02-26	2069-12-31

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